EXHIBIT 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89169 NYSE: PNK
FOR FURTHER INFORMATION
At the Company — (702) 784-7777:
Dan Lee — Chairman & CEO
Steve Capp — CFO
Chris Plant or Lewis Fanger — Investor Relations
PINNACLE ENTERTAINMENT REPORTS THIRD QUARTER 2008 RESULTS
LAS VEGAS, November 6, 2008 — Pinnacle Entertainment, Inc. (NYSE: PNK) today reported financial results for the third quarter and nine months ended September 30, 2008.
For the third quarter ended September 30, 2008, revenues were $263 million and Consolidated Adjusted EBITDA(1) was $39.9 million. The quarterly results reflect the continued ramp-up of operations at Lumière Place, offset by temporary weather-related closures of L’Auberge du Lac, Boomtown New Orleans and The Admiral Riverboat Casino. For the third quarter ended September 30, 2007, revenues were $238 million and Consolidated Adjusted EBITDA was $47.1 million.
On a GAAP (“Generally Accepted Accounting Principles”) basis, the Company reported a net loss of $11.8 million, or $0.20 per share, for the third quarter of 2008. GAAP net income for the 2007 third quarter was $5.0 million, or $0.08 per share. Results from continuing operations reflect increased depreciation costs in 2008, and significant pre-opening and development costs and non-cash charges related to share-based compensation in both periods.
Nine-Month Results
For the nine months ended September 30, 2008, revenues were $786 million and Consolidated Adjusted EBITDA was $114 million compared to revenues of $703 million and Consolidated Adjusted EBITDA of $138 million for the prior-year period. The 2008 nine-month results reflect continued ramp-up of operations at Lumière Place and strong performances at L’Auberge du Lac and Boomtown New Orleans, partially offset by the third quarter hurricanes, heightened competition in central and southern Indiana and the June 2007 closure of the Boomtown Reno truck stop. While it is not unusual to have hurricanes in the Gulf region, it is unusual to have two hurricanes strike on two key weekends, one of which was a three-day holiday. The second hurricane, Hurricane Ike, affected not only the Company’s Louisiana operations and its Texas customer base, but also caused flooding in St. Louis (necessitating the closing of The Admiral Riverboat Casino for seven days) and power outages at Belterra in Indiana. There were no hurricanes that materially affected the Company’s casinos in 2006 or 2007.
On a GAAP basis, net loss for the first nine months of 2008 was $24.9 million versus net income of $17.8 million for the first nine months of 2007.
“We were pleased with the overall performance of our properties in the third quarter despite the hurricane-related disruptions,” said Daniel R. Lee, Pinnacle’s Chairman and Chief Executive Officer. “Our operations remain generally solid despite the economy and credit markets. In particular, results at our Louisiana properties were strong in July and August of 2008 and seem to be doing reasonably well to date in the fourth quarter. Lumière Place also continues to ramp up its operations, improving its results sequentially while increasing the property’s brand awareness in the St. Louis area. The improvements in St. Louis have been masked to some extent by growing losses at The Admiral Riverboat Casino caused by periodic closures due to flooding and augmented competition. The recent passage of Proposition A in Missouri will allow us to market Lumière Place as a true regional destination.”

Recent Developments
•
On November 4, 2008, Missouri voters approved Proposition A, the Schools First Initiative, a ballot referendum designed to protect economic benefits and thousands of jobs created by Missouri casinos, as well as to increase funding for Missouri schools by more than $100 million in new net revenue each year. Proposition A allows for the removal of certain betting restrictions, places a limit on the number of gaming licenses available in the state and increases the tax on casino revenues from 20 percent to 21 percent. Pinnacle believes that the approval will be beneficial to the Company, as it will allow Lumière Place to expand its marketing from a local customers’ complex to a regional entertainment destination. The Lumière Place entertainment complex currently features two casinos (Lumière Place and The Admiral Riverboat Casino); the Pinnacle-owned 200-guestroom Four Seasons Hotel St. Louis; the 294-suite HoteLumière; approximately 22,000 square feet of meeting and convention space; several restaurants and retail outlets; and a luxury spa.

•
At River City, Pinnacle’s casino project in south St. Louis County, the Company has completed the project footings, foundations and pile caps, and steel erection for the complex has commenced. In August 2008, Pinnacle signed a guaranteed maximum price contract with Yates/Paric, a joint venture, for the hard cost aspects of the construction of River City, constituting approximately 40% of the $375 million project budget. W.G. Yates & Sons Construction Company was part of the team that built Borgata in Atlantic City and Beau Rivage in Biloxi, among other casino projects. Paric Corporation is a St. Louis-based construction company that has extensive experience in the local construction environment. Management anticipates opening this project in early 2010.

•
In September 2008, as a result of the turmoil in the financial markets, Pinnacle withdrew its application to be selected as a lottery gaming facility manager for the Northeast Kansas Gaming Zone. In connection with the Company’s withdrawal, Pinnacle received a refund of its $25 million deposit from the Kansas Lottery Commission. The move allows the Company to focus on its development opportunities in Missouri, Louisiana and elsewhere.

•
In October 2008, the Louisiana Gaming Control Board approved Pinnacle’s architectural blueprints for the Company’s gaming entertainment complex to be built on more than 550 acres the Company owns in Baton Rouge, Louisiana.

•
The Company’s plans to construct a major facility along Atlantic City’s famed Boardwalk are on indefinite hold due to credit market conditions and an evolving competitive environment, including approval of a state constitutional amendment on November 4 permitting 15,000 slot machines in nearby Maryland; the three additional casinos being planned or under construction in Philadelphia and eastern Pennsylvania; and Atlantic City’s recent request for proposals for one or more casinos to be built on Bader Field, a recently decommissioned municipal airport that straddles two of the three major feeder routes into Atlantic City.

Artists’ renderings for certain of the Company’s projects and corresponding pictures of the work in progress are available via its corporate website at www.pnkinc.com.
Property Highlights
L’Auberge du Lac
For the 2008 third quarter, revenues and Adjusted EBITDA at L’Auberge du Lac were $81.8 million and $18.6 million, respectively, reflecting the closure of the Company’s casino for nine days due to Hurricanes Gustav and Ike. The Company estimates that the casino closures resulted in declines of approximately $9 million in net revenues and approximately $5 million in Adjusted EBITDA for the 2008 period, as well as slower-than-usual business in the days immediately before and after the hurricanes. The property incurred approximately $780,000 of physical damage, which is below the deductible limits for the Company’s insurance. Therefore, such repair costs were expensed in the quarter and are included in the $5 million. Throughout 2008, L’Auberge du Lac has benefited from its guestroom expansion completed in late 2007. The post-hurricane trends at the property suggest that it is returning to the business levels seen in earlier quarters. For the 2007 third quarter, revenues and Adjusted EBITDA were $84.5 million and $21.8 million, respectively.
Boomtown New Orleans
Boomtown New Orleans generated solid results for the 2008 third quarter, despite the temporary closure of the property over the historically profitable Labor Day weekend due to Hurricane Gustav. Revenues for Boomtown New Orleans were $37.4 million in the third quarter of 2008 versus $40.3 million in the 2007 quarter. Adjusted EBITDA was $11.3 million in the 2008 period compared to $13.5 million in the 2007 period. Management attributes most of such decline to the temporary closure and other hurricane disruptions. Post-hurricane trends at Boomtown New Orleans suggest that the major source of the property’s revenues—the slot machines—have returned to levels seen immediately prior to Hurricane Gustav, while the table games business seems to be recovering a bit more slowly. Slot machines accounted for more than 80% of Boomtown New Orleans’ total revenues for the three and nine months ended September 30, 2008.
Belterra Casino Resort
In June 2008, each of two racetracks in the Indianapolis area began operating approximately 2,000 slot machines. Another competitor also heavily marketed its refurbished and rebranded facility in the quarter. To address the new competition, Belterra increased its marketing efforts relative to prior years. Consequently, for the third quarter of 2008, Belterra’s revenues were $43.9 million compared to $46.9 million in the 2007 period. Due to the increased competition and marketing expenses, Adjusted EBITDA was $8.5 million in the third quarter of 2008 versus $10.5 million in the prior-year period.
Boomtown Bossier City
Revenues at Boomtown Bossier City for the 2008 third quarter were $22.5 million compared to $22.6 million in the same 2007 period. Adjusted EBITDA increased slightly to $4.5 million in the 2008 third quarter from $4.4 million in the same 2007 period. This was achieved despite the regional disruption of the hurricanes, which resulted in very heavy rainfall in northwest Louisiana on two key weekends. In October 2008, a large Native American casino on the Oklahoma/Texas border opened portions of a casino expansion, and is expected to open the remainder of its expansion by the end of 2008. Such casino competes with the Shreveport/Bossier City casinos for the Dallas/Fort Worth market.
Lumière Place-St. Louis
In the 2008 third quarter, revenues at Lumière Place were $50.9 million and Adjusted EBITDA was $1.6 million, which includes results from the Lumière Place Casino, the Pinnacle-owned Four Seasons Hotel St. Louis, HoteLumière and The Admiral Riverboat Casino. Overall performance measures at the complex continue to improve. Consistent with the ramp-up of operations at almost all new casino hotels, Lumière Place incurred higher marketing costs and payroll than is anticipated in future periods. In particular, hotel occupancy at Four Seasons Hotel St. Louis improved to 54% for the third quarter versus 42% in the second quarter. Hotel occupancy at HoteLumière was 89% for the 2008 third quarter versus 82% in the second quarter. Lumière Place Casino itself has been consistently profitable on a property-level Adjusted EBITDA basis since January, with profits increasing sequentially in most months since opening. This, however, has been offset by growing losses at The Admiral Riverboat Casino caused by periodic closures due to flooding and augmented competition. The Company is evaluating the feasibility, subject to gaming commission and other regulatory approvals, of relocating The Admiral Riverboat Casino to another location within the city of St. Louis. For the quarter ended September 30, 2007, which results primarily included only The Admiral Riverboat Casino, revenues were $15.1 million and Adjusted EBITDA was $1.5 million.
Boomtown Reno
In the 2008 third quarter, revenues were $14.9 million and Adjusted EBITDA was $505,000. For the comparable period in 2007, revenues were $17.3 million and Adjusted EBITDA was $2.1 million. Such declines represent increased competition in California and a decline in general economic conditions, reflected in a decrease in traffic on the major interstate alongside Boomtown Reno.

International
The International segment includes several small casinos in Argentina. As noted below, results for The Casino at Emerald Bay in the Bahamas are now classified as discontinued operations for all periods and accordingly are excluded from the International segment. Revenues for the third quarter of 2008 rose to $11.4 million from $10.8 million in the prior-year quarter. Adjusted EBITDA was $3.7 million and $4.4 million for the third quarter of 2008 and 2007, respectively, reflecting inflation and the impact of a smoking ban imposed within the city of Neuquén, Argentina effective November 15, 2007.
Other Items
Corporate Expenses. For the three months ended September 30, 2008 and 2007, corporate expenses were $8.9 million and $11.1 million, respectively.
Pre-opening and Development Costs. For details regarding the pre-opening and development costs, see the attached supplemental information table.
Interest Expense. Interest expense, net of capitalized interest, was $11.0 million for the three months ended September 30, 2008 versus $5.9 million for the three months ended September 30, 2007. The increase was principally the result of additional borrowings under the credit facility and reduced capitalized interest. Capitalized interest was $8.6 million and $11.9 million for the three months ended September 30, 2008 and 2007, respectively. Given the Company’s recent decision to indefinitely place the Atlantic City project on hold, the Company will no longer capitalize interest in connection with eligible project costs effective October 1, 2008. The amount of capitalized interest related to the Company’s Atlantic City project is $7.2 million and $19.5 million for the three and nine months ended September 30, 2008, respectively.
Discontinued Operations. In July 2008, the Company decided to sell or otherwise discontinue operations of The Casino at Emerald Bay, the Company’s boutique casino located in the Bahamas. This small casino is distant from Pinnacle’s other operations and its success is heavily reliant on the neighboring unaffiliated Four Seasons Hotel. The owner of the resort hotel is currently in receivership. Consequently, in the third quarter of 2008, the Company began classifying the business as a discontinued operation and recorded a $4.3 million impairment charge for the fixed assets associated with the operation. Results of operations for The Casino at Emerald Bay, as well as the recent impairment charge, are reflected in discontinued operations for all periods. The Company also classifies as discontinued operations its former Biloxi casino, pending final resolution of its outstanding insurance claim, including the insurance proceeds received in the first half of 2008 related to its outstanding insurance claim for Casino Magic Biloxi.
Liquidity
The Company had approximately $125 million in cash and cash equivalents at September 30, 2008. As of that date, $125 million was drawn under the Company’s $625 million bank credit facility. Utilization of the credit facility is currently limited to $350 million by the indenture governing the Company’s 8.75% senior subordinated notes due 2013, which notes became callable in October 2008. In addition, approximately $22.3 million of letters of credit remain outstanding.
As of that same date, the Company had expended approximately $93.2 million of the project cost of its $375 million River City facility. While there is no certainty that this will be the case, management believes that the Company’s existing resources, including its cash, available credit facility, and anticipated cash flows from operations and other resources, exceed the remaining cash cost to complete the River City facility. Although it is in compliance with all of the covenants under its credit facility, the Company may seek to amend the credit facility to modify certain covenants in order to take into account the uncertain economic environment. Based on preliminary conversations with certain of its bank lenders, the Company believes that it will be able to secure the amendments, although that may raise the cost of such credit facility.

Community Contribution
The Company pays significant taxes in the communities in which it operates. During the first nine months of 2008, Pinnacle paid or accrued $197 million in gaming taxes, $18.2 million in payroll taxes, $17.5 million in property taxes, and $5.7 million in sales taxes. Setting aside income taxes, the Company paid or accrued $238 million for taxes to state and local authorities in the first nine months of 2008.
Investor Conference Call
Pinnacle will hold a conference call for investors today, November 6, 2008, at 11:00 a.m. ET (8:00 a.m. PT) to discuss its 2008 third quarter and nine-month financial and operating results. Investors may listen to the call by dialing (888) 792-8395 or, for international callers, (706) 679-7241. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.
A replay of the conference call will be available shortly after the conclusion of the call through November 13, 2008 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 70239546. The conference call will also be available for replay at www.pnkinc.com.
Non-GAAP Financial Measures
(1) Consolidated Adjusted EBITDA, Adjusted net income (loss), and Adjusted EBITDA are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, minority interest and discontinued operations. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, income tax benefits, minority interest and discontinued operations. The Company defines Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation and write-downs. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historic activity.
The Company uses Consolidated Adjusted EBITDA as a relevant and useful measure to compare operating results among its properties and between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business segments. Consolidated Adjusted EBITDA is specifically relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Management also reviews pre-opening and development expenses separately, as such expenses are also included in total project costs when assessing budgets and project returns and because such costs relate to anticipated future revenues and income. Management believes some investors consider Consolidated Adjusted EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flows from operations before capital costs, taxes and capital expenditures. Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.
Adjusted net income (loss) is presented solely as supplemental disclosure, as this is how management reviews and analyzes the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) is a useful analytic tool as it enables management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as sales of surplus land or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) is useful to investors since the adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) does not include the costs of the Company’s development activities, certain asset sale gains, income tax benefits or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business. Management believes that Adjusted EBITDA is a useful analytical tool as it enables management to evaluate the profitability of the gaming operations without taking into account the effect of certain non-operating expenses.
EBITDA measures, such as Consolidated Adjusted EBITDA, and Adjusted net income (loss) are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of Consolidated Adjusted EBITDA to Income (loss) from continuing operations and a reconciliation of GAAP net income (loss) to Adjusted net income (loss).
About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates casinos in Nevada, Louisiana, Indiana, Missouri and Argentina, and has significant insurance claims related to a hurricane-damaged hotel and casino complex previously owned and operated in Biloxi, Mississippi. The Company opened Lumière Place, a $507 million casino hotel in downtown St. Louis, Missouri, in December 2007. Pinnacle also has a second casino development project under construction in the St. Louis area, to be called River City, which opening is dependent upon final approval by the Missouri Gaming Commission. Pinnacle is currently developing a second casino resort in Lake Charles, Louisiana, to be called Sugarcane Bay, and is developing a casino resort in Baton Rouge, Louisiana. Additionally, Pinnacle owns a casino site at the heart of the famed Boardwalk in Atlantic City, New Jersey.
All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future growth, anticipated completion and opening schedules of various projects, construction schedules and budgets and new development opportunities, anticipated results of the Company’s properties in the fourth quarter of 2008, estimates regarding losses of revenue and Adjusted EBITDA due to the closure of L’Auberge du Lac due to Hurricanes Gustav and Ike, the post-hurricane trends at L’Auberge du Lac and Boomtown New Orleans, including revenues as the result of slot machines and table games at Boomtown New Orleans, the ability of the Company to complete its River City project with its existing resources and other resources, the ability of the Company to secure amendments to its Credit Facility, and the Company’s ability to relocate The Admiral Riverboat Casino in Missouri, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) if the Company continues with the construction of its current development projects, the Company may need to amend certain covenants in its credit facility or obtain waivers from its lenders; (b) the Company may not be able to renew its credit facility or enter into a new credit facility in today’s difficult markets and its ability to renew its credit facility or enter into a new credit facility may be impaired further if current market conditions continue or worsen; (c) the global financial crisis may have an impact on our business and financial condition in ways that the Company currently cannot predict; (d) the Company’s substantial funding needs in connection with its development projects, current expansion projects and other capital-intensive projects will require it to raise substantial amounts of money from outside sources and in the near term, the availability of financing may be constrained by current disruptions in the credit markets; (e) insufficient or lower-than-expected results generated from the Company’s new developments and acquired properties, including results from the opening of its new facilities, may not yield an adequate return on its substantial investments; (f) many construction-related factors, including the escalation of construction costs beyond increments anticipated in its construction budgets, could prevent the Company from completing its construction and development projects within budget and on time; (g) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s profitability; (h) the Company may not meet the conditions for receipt or maintenance of gaming licensing approvals, including for its River City, Sugarcane Bay and Baton Rouge projects, some of which are beyond its control; (i) the terms of the Company’s credit facility and the indentures governing its subordinated indebtedness impose operating and financial restrictions on the Company; (j) the outcome of the lawsuit with one of the Company’s insurers related to damage incurred at Casino Magic Biloxi could affect the Company’s right to, or delay, the receipt of insurance proceeds with respect to its hurricane-affected properties; (k) the Company’s insurance policy limits for Weather Catastrophe/Named Windstorm Occurrence, Flood and Earthquake are significantly less than its coverage for the 2005 hurricane season; and (l) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.
(—financial tables follow—)

Pinnacle Entertainment, Inc.
Condensed Consolidated Income Statements
(In thousands, except per share data, unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Gaming	$222,063	$208,865	$680,030	$615,348
Food and beverage	17,012	12,442	47,254	34,918
Hotel and recreational vehicle park	11,709	6,025	27,067	18,289
Truck stop and service station	4,581	3,587	10,762	15,490
Other	7,489	6,723	20,644	18,565

	262,854	237,642	785,757	702,610

Expenses and other costs:
Gaming	132,182	119,466	410,035	353,080
Food and beverage	17,806	12,305	48,914	34,476
Hotel and recreational vehicle park	6,538	2,799	16,110	8,888
Truck stop and service station	4,634	3,392	10,643	14,676
Other	3,579	3,048	10,097	8,109
General and administrative	60,299	51,404	182,824	151,987
Depreciation and amortization	29,665	18,747	89,172	57,863
Pre-opening and development costs	14,571	12,161	45,914	37,474
Write-downs, reserves and recoveries, net	976	2,852	8,197	3,837

	270,250	226,174	821,906	670,390

Operating income (loss)	(7,396)	11,468	(36,149)	32,220
Interest income	843	4,301	2,466	13,262
Interest expense, net of capitalized interest	(11,025)	(5,875)	(34,715)	(21,566)
Impairment of investment in equity securities	—	—	(22,636)	—
Loss on early extinguishment of debt	—	—	—	(6,124)

Income (loss) from continuing operations before income taxes	(17,578)	9,894	(91,034)	17,792
Income tax benefit (expense)	9,295	(4,099)	18,620	256

Income (loss) from continuing operations	(8,283)	5,795	(72,414)	18,048
Income (loss) from discontinued operations, net of income taxes	(3,561)	(816)	47,514	(258)

Net income (loss)	$(11,844)	$4,979	$(24,900)	$17,790

Net income (loss) per common share—basic
Income (loss) from continuing operations	$(0.14)	$0.10	$(1.21)	$0.31
Income (loss) from discontinued operations, net of income taxes	(0.06)	(0.02)	0.79	(0.01)

Net income (loss) per common share—basic	$(0.20)	$0.08	$(0.42)	$0.30

Net income (loss) per common share—diluted
Income (loss) from continuing operations	$(0.14)	$0.10	$(1.21)	$0.30
Income (loss) from discontinued operations, net of income taxes	(0.06)	(0.02)	0.79	(0.01)

Net income (loss) per common share—diluted	$(0.20)	$0.08	$(0.42)	$0.29

Number of shares—basic	59,972	59,780	59,961	59,008
Number of shares—diluted	59,972	60,998	59,961	60,477

Pinnacle Entertainment, Inc.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	September 30,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$124,604	$191,124
Other assets	253,322	288,078
Land, buildings, riverboats and equipment, net	1,868,292	1,714,342

Total assets	$2,246,218	$2,193,544

Liabilities and Stockholders’ Equity
Liabilities, other than long-term debt	$291,364	$299,884
Long-term debt, including current portion	916,480	841,301

Total liabilities	1,207,844	1,141,185

Stockholders’ equity	1,038,374	1,052,359

Total liabilities and stockholders’ equity	$2,246,218	$2,193,544

Pinnacle Entertainment, Inc.
Supplemental Information
Property Revenues and Adjusted EBITDA
(In thousands, unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues
L’Auberge du Lac	$81,800	$84,459	$253,333	$244,058
Boomtown New Orleans	37,424	40,339	118,856	123,058
Belterra Casino Resort	43,949	46,939	130,251	135,802
Boomtown Bossier City	22,521	22,595	68,242	69,265
Lumière Place-St. Louis (a)	50,851	15,149	147,286	48,737
Boomtown Reno	14,925	17,257	37,084	53,496
International	11,354	10,760	30,525	27,856
Other	30	144	180	338

Total Revenues	$262,854	$237,642	$785,757	$702,610

Adjusted EBITDA (b)
L’Auberge du Lac	$18,636	$21,811	$59,914	$59,434
Boomtown New Orleans	11,327	13,468	40,264	42,313
Belterra Casino Resort	8,503	10,489	23,685	31,541
Boomtown Bossier City	4,504	4,389	13,196	14,384
Lumière Place-St. Louis (a)	1,551	1,530	538	6,314
Boomtown Reno	505	2,072	(2,887)	4,599
International	3,742	4,435	9,627	10,288

	48,768	58,194	144,337	168,873
Corporate expenses	(8,909)	(11,110)	(30,327)	(31,073)

Consolidated Adjusted EBITDA (b)	$39,859	$47,084	$114,010	$137,800

Reconciliation to Income (Loss) from Continuing Operations
Consolidated Adjusted EBITDA	$39,859	$47,084	$114,010	$137,800
Depreciation and amortization	(29,665)	(18,747)	(89,172)	(57,863)
Pre-opening and development costs	(14,571)	(12,161)	(45,914)	(37,474)
Non-cash share-based compensation	(2,043)	(1,856)	(6,876)	(6,406)
Write-downs, reserves and recoveries, net	(976)	(2,852)	(8,197)	(3,837)
Loss on early extinguishment of debt	—	—	—	(6,124)
Interest income	843	4,301	2,466	13,262
Interest expense, net of capitalized interest	(11,025)	(5,875)	(34,715)	(21,566)
Impairment of investment in equity securities	—	—	(22,636)	—
Income tax benefit (expense)	9,295	(4,099)	18,620	256

Income (loss) from continuing operations	$(8,283)	$5,795	$(72,414)	$18,048

(a)
Lumière Place-St. Louis includes the Lumière Place Casino, two hotels and The Admiral Riverboat Casino. The Lumière Place Casino opened on December 19, 2007. The Pinnacle-owned Four Seasons Hotel St. Louis opened in February 2008. The former Embassy Suites was closed on March 31, 2007 and reopened as HoteLumière in February 2008 following an extensive refurbishment.

(b)	See discussion of Non-GAAP Financial Measures above for a detailed description of Adjusted EBITDA and Consolidated Adjusted EBITDA.

Pinnacle Entertainment, Inc.
Supplemental Information
Pre-opening and Development Costs
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Pre-opening and Development Costs
Lumière Place-St. Louis	$176	$4,069	$6,208	$9,973
River City	1,183	1,402	3,756	3,459
Sugarcane Bay	718	493	2,166	1,440
Baton Rouge (a)	859	1,638	6,456	6,646
Atlantic City	4,079	3,325	15,091	13,691
Kansas City (b)	1,639	—	4,654	—
Other (c)	5,917	1,234	7,583	2,265

Total Pre-opening and Development Costs	$14,571	$12,161	$45,914	$37,474

(a)	The Baton Rouge project includes total public referendum costs of $4.1 million for the nine months ended September 30, 2008.

(b)	As mentioned above, the Company withdrew its application as an applicant for the Northeast Kansas Gaming Zone in September 2008.

(c)	For the three and nine months ended September 30, 2008, pre-opening and development costs associated with Proposition A were approximately $5.8 million and $7.0 million, respectively.

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliation of GAAP Net Income to Adjusted Net Income (Loss)
(In thousands, except per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Adjusted net income (loss) (a)
Net income (loss)	$(11,844)	$4,979	$(24,900)	$17,790
Pre-opening and development costs	6,865	7,123	36,523	38,013
Loss on early extinguishment of debt	—	—	—	6,212
Non-cash share-based compensation	963	1,088	5,470	6,498
Write downs, reserves and recoveries, net	460	1,670	6,520	3,892
Asset impairment	—	—	18,006	—
(Income) loss from discontinued operations	3,561	816	(47,514)	258

Adjusted net income (loss)	$5	$15,676	$(5,895)	$72,663

Adjusted per common share — diluted
Net income (loss)	$(0.20)	$0.08	$(0.42)	$0.29
Pre-opening and development costs	0.11	0.12	0.61	0.63
Loss on early extinguishment of debt	—	—	—	0.10
Non-cash share-based compensation	0.02	0.02	0.09	0.11
Write downs, reserves and recoveries, net	0.01	0.03	0.11	0.06
Asset impairment	—	—	0.30	—
(Income) loss from discontinued operations	0.06	0.01	(0.79)	0.00

Adjusted net income (loss) per common share — diluted	$0.00	$0.26	$(0.10)	$1.19

Number of shares — diluted	59,972	60,998	59,961	60,477

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of Adjusted net income (loss).